UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Enovix Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENOVIX CORPORATION

3501 W. Warren Avenue

Fremont, CA 94538

Supplement to Proxy Statement for

Annual Meeting of Stockholders

to be held on June 15, 2023

This supplement, dated June 13, 2023, supplements the definitive proxy statement (the “Proxy Statement”) of Enovix Corporation (the “Company”) filed with the Securities and Exchange Commission on April 28, 2023, relating to the Company’s Annual Meeting of Stockholders to be held virtually on June 15, 2023. The purpose of this supplement is solely to correct an error in the Proxy Statement which erroneously stated that director Pegah Ebrahimi had not attended at least 75% of the meetings of the board of directors and the committees on which she had served during the fiscal year ended January 1, 2023 (“fiscal year 2022”). In fact, Ms. Ebrahimi attended, in aggregate, approximately 87% of the meetings of the board of directors and the committees on which she had served during fiscal year 2022.

Accordingly, the third sentence following the heading “INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Meetings of The Board of Directors and Its Committees” on page 11 of the Proxy Statement, is corrected to read in its entirety as follows:

“Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of fiscal year 2022 for which he or she was a director or committee member.”

Except as revised by the information contained herein, this supplement does not revise or update any of the other information set forth in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board of Directors urges you to vote by following the procedures described in the Proxy Statement.